Exhibit 10.29

PROJECT DECIBEL, INC.

745 ATLANTIC AVENUE, SUITE 705

BOSTON, MA 02111

June 10, 2015

PERSONAL AND CONFIDENTIAL

Chaitanya Kanojia

141 Prince St.

Newton, MA 02465

ckanojia@gmail.com

Dear Chaitanya Kanojia:

It is with great pleasure that we invite you to join Project Decibel, Inc. (the “Company”) as the Chief Executive Officer with a start date on or before June 11, 2015 as a full-time employee.

Your salary will be $300,000 per annum. In addition to your base salary, you will be eligible for an annual bonus based on Company and personal performance milestones, as defined by the Board of Directors. You will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

You will be eligible to participate in the benefits program subject to the same terms, conditions and limitations applicable to other employees of the Company of similar rank and tenure.

Your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without cause, and with or without prior notice. Similarly, the terms and conditions of your employment may be modified by the Company in its sole discretion.

Similarly, we respect the confidentiality and trade secrets of other companies, and prohibit you from using such information for our benefit. Our understanding is that you have not entered into any confidentiality, non-competition, non-solicitation or other agreements with previous employers or others that would in any way restrict your ability to be employed by the Company, and that your accepting employment with the Company does not breach any agreement entered into by you. If you have signed any such agreements, you are required to provide us with copies prior to your start date.

Please note that your initial or continued employment with the Company may, at the Company’s discretion, be subject to the results of a background check report, which may include but not be limited to a verification of your employment and education, criminal and credit history, DMV records, and other public records. You will be expected to sign any authorizations that the Company may require to allow the Company to obtain such report.

Moreover, as a condition of commencing employment, you will be required to provide, for purposes of completing the I-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

This letter sets forth the final terms of our offer of employment to you, and replaces any prior oral or written statements that may have been made to you regarding your employment relationship with us.

Please sign and return this offer letter to confirm your desire to accept employment. We truly look forward to working with you and building Project Decibel, Inc. into an outstanding company.

Sincerely,

/s/ Christopher Davies
Christopher Davies
Director, Finance & Administration

Offer Accepted by:

/s/ Chaitanya Kanojia
Chaitanya Kanojia

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